Exhibit 4.9

The Directors

RedCloud Holdings PLC (the “Company”)

50 Liverpool Street

London, England

EC2M 7PY

January 30, 2025

Dear Sirs and Madams

Application for shares in the capital of the Company

I refer to the facility agreements entered into between RedCloud Technologies Limited (“RTL”), Christina Elisabeth Byland (“Byland”, “I”, “me” or “my”), HRK Participations SA (“HRK”), and Nikolaus Senn (“Senn”):

(i)	dated 30 September 2024 (the “Consolidated Loan Agreement”) pursuant to which Byland loaned RTL £24,890,841.64, HRK loaned RTL £1,035,362.19, and Senn loaned RTL £1,035,362.19 (the “Consolidated Principal Amounts”);

(ii)	dated 17 October 2024 (the “October 24 Loan Agreement”) pursuant to which Byland loaned RTL £2,000,000 (the “CB Oct Principal Amount”); and

(iii)	dated 19 December 2024 (together with the October 24 Loan Agreement, the “Relevant Loan Agreements”) pursuant to which Byland loaned RTL £2,800,000 (together with the CB Oct Principal Amount, the “Relevant CB Principal Amount”).

Novation of Relevant Loan Agreements

It is noted that the Consolidated Loan Agreement was novated to the Company pursuant to a deed of novation dated 11 October 2024, entered into between the Company, RTL, Byland, HRK, and Senn.

It is noted that the commercial intentions between Byland, HRK, Senn, RTL and the Company is that the Company be the Borrower under the Relevant Loan Agreements. Accordingly, the Company agrees with RTL and Byland, HRK, and Senn (Byland, HRK, and Senn together being, the “Lenders”) that it will be bound by the Relevant Loan Agreements from the date of this letter and shall be able to enforce the terms of the Relevant Loan Agreements as if it were a party to the Relevant Loan Agreements in place of the RTL and undertakes:

(i)	to RTL that it will discharge all of RTL’s liabilities and perform all RTL’s obligations under the Relevant Loan Agreements due to be discharged or performed on or after the date of this letter; and

(ii)	to the Lenders that it will discharge all of RTL’s outstanding liabilities and perform all RTL’s outstanding obligations under the Relevant Loan Agreements whether or not due to be discharged or performed before the date of this letter.

Without prejudice to the liabilities and obligations now owed between the Company and the Lenders, the Lenders and RTL each release the other from all outstanding obligations under the Relevant Loan Agreements and from all liabilities arising under it whether arising before or after the date of this letter.

Each Lender agrees with the Company that it will, and undertakes to the Company to, discharge all their outstanding liabilities and perform all their outstanding obligations under the Relevant Loan Agreements whether or not due to be discharged or performed before the date of this letter.

RTL agrees with the Company that it will, and undertakes to the Company to, discharge all the Company’s liabilities and perform all the Company’s obligations under the Relevant Loan Agreements arising and due to be discharged or performed before the date of this letter.

Capitalisation of Relevant CB Principal Amount

Subject to and conditional upon the listing of the Company’s share capital on Nasdaq, I hereby apply for the allotment to me of ordinary shares of £0.001 each in the capital of the Company (the “Shares”), credited as fully paid for a price per share which is equal to a 25% discount of the IPO strike price (the “Share Price”).

I agree that the Relevant CB Principal Amount be capitalised and applied in paying up the aggregate Share Price for the Shares to be allotted to me, being £4,800,000.

I note that it is not intended that (i) any amount of the Consolidated Principal Amounts nor (ii) any of the interest payable on the Consolidated Principal Amounts or the Relevant CB Principal Amount is to be capitalised for the purposes of paying up the Shares. Accordingly, the principal amounts owed to Byland pursuant to the Relevant Loan Agreements will be reduced by £4,800,000. For the avoidance of doubt any interest which has accrued on the Relevant CB Principal Amount up to the date of this letter and, in the case of the Consolidated Principal Amounts, continues to accrue after the date of this letter will remain payable in accordance with the terms of the Consolidated Loan Agreement and Relevant Loan Agreements as applicable.

Nothing in this letter affects the rights and obligations of Senn or HRK under the Consolidated Loan Agreement or the Relevant Loan Agreements or has the effect of reducing the amounts owed to Senn or HRK by the Company under the Consolidated Loan Agreement or the Relevant Loan Agreements.

Conditionally upon allotment to me of the Shares, I request and authorise you to enter my name in the Company’s register of members as holder of the Shares allotted to me and to send to me a share certificate in respect thereof pursuant to this application. I acknowledge that my application is made on the basis that I will hold any such Shares allotted to me subject to the articles of association of the Company (as amended from time to time).

Yours faithfully

EXECUTED as a deed by Hans Rudolf Kunz
as attorney for and on behalf of	)
CHRISTINA BYLAND	)
in the presence of	)	/s/ Hanz Rudolf Kunz

Witness signature:

Name:

Address:

Agreed and accepted by:

EXECUTED as a deed by Hans Rudolf Kunz
as attorney for and on behalf of	)
HRK PARTICIPATIONS SA	)
in the presence of	)	/s/ Hanz Rudolf Kunz

Witness signature:

Name:

Address:

EXECUTED as a deed by	)
REDCLOUD HOLDINGS PLC	)
acting by a director	)
in the presence of	)	/s/ Hanz Rudolf Kunz

Witness signature:

Name:

Address:

EXECUTED as a deed by	)
REDCLOUD TECHNOLOGIES LIMITED	)
acting by a director	)
in the presence of	)	/s/ Hanz Rudolf Kunz

Witness signature:

Name:

Address:

EXECUTED as a deed by Hans Rudolf Kunz
as attorney for and on behalf of	)
NIKOLAUS SENN	)
in the presence of	)	/s/ Hanz Rudolf Kunz

Witness signature:

Name:

Address: